Exhibit 5.1

600 Travis Street | Suite 5200 Houston, Texas 77002	713.650.8400 OFFICE 713.650.2400 FAX winstead.com

June 6, 2018

Forbes Energy Services Ltd.

3000 South Business Highway 281

Alice, Texas 78332

Ladies and Gentlemen:

We have acted as counsel to Forbes Energy Services Ltd., a Delaware corporation (the “Company”), in connection with the filing of the registration statement on Form S-1 (“Registration Statement”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to (i) the issuance and sale by the Company of up to 5,000,000 shares of common stock, par value $0.01 per share, of the Company (the “Primary Shares”), and (ii) the offer and sale by certain selling stockholders named in the Registration Statement (the “Selling Stockholders”) of up to 3,433,254 shares of common stock, par value $0.01 per share, of the Company (the “Secondary Shares”).

As the basis for the opinion hereinafter expressed, we have examined and relied upon such records, documents, certificates and other instruments as we have deemed necessary or advisable for the purposes of the opinion expressed herein. In making our examination, we have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as certified or photo static copies conform to the original copies of such documents.

Based on the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Primary Shares have been duly authorized and, when issued in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable, and the Secondary Shares have been duly authorized and validly issued and are fully paid and non-assessable.

We express no opinion as to the law of any jurisdiction other than the Delaware General Corporation Law (including to the extent applicable, Delaware statutory and constitutional provisions and reported case law). The opinion expressed herein is given as of this date, and we do not undertake to supplement this opinion with respect to any events or changes occurring subsequent to the date of this letter.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ WINSTEAD PC